                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report:          April 16, 1999



                                 MATTEL, INC.
                                 ------------
            (Exact name of registrant as specified in its charter)


         Delaware                   001-05647                 95-1567322
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(State or other jurisdiction      (Commission             (I.R.S. Employer
 of incorporation)                File No.)              Identification No.)



333 Continental Boulevard, El Segundo, California                   90245-5012
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(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code              (310) 252-2000
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                                      N/A
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   (Former name or former address, if changed since last report)

                Information to be included in the Report
                ----------------------------------------

Item 5.         Other Events
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                On April 15, 1999, Mattel, Inc. reported a net loss of $17.9 million or $.07 per share for the quarter ended March 31, 1999, compared to net income of $12.7 million or $.04 per share in the first quarter of 1998. Net sales for the first quarter of 1999 were $692.1 million, down 2.0% from $705.2 million in the first quarter of 1998. Mattel's profitability was affected by the addition of Pleasant Company, due to the $.04 per share impact of goodwill amortization and interest costs related to the acquisition of that company. Increased sales, general and administrative expense levels were also a factor in the first quarter of 1999 and are being addressed through a business realignment and a restructuring described below. Mattel's gross margin was 45.8% for the first quarter of 1999, compared to 45.9% for the first quarter of 1998. On a comparable basis, excluding the impact of Pleasant Company, inventories were down by $31 million from the first quarter of 1998, and accounts receivable were down by $116 million.

                Mattel also announced that a planned realignment of its operations to reduce overhead and advertising costs would include the closure of certain of its facilities and a workforce reduction affecting over 3,000 positions, or more than 10% of Mattel's current employees. Based on such actions and the anticipated completion of the merger of Mattel and The Learning Company, Inc., Mattel reported that it expects to incur a pre-tax charge of approximately $300 million to $350 million to be taken in the second quarter of 1999. Approximately $75 million of the one-time charge is expected to be related to merger transaction costs, approximately $90 million is expected to be related to merger integration costs, and $135 million to $185 million is expected to be related to Mattel restructuring costs. Mattel expects the combined actions to result in cost savings of approximately $50 million in 1999 and at least $400 million over the following three years. However, the amount of the expected cost savings are preliminary estimates and there can be no assurance that Mattel's actions will result in such cost savings.

                On April 15, 1999, Mattel also announced that it will spend an initial $50 million to launch an Internet venture, which is expected to result in the creation of a new subsidiary later this year, a portion of which may be offered to the public. Mattel expects that it will be able to offset a portion of its investment in the Internet venture with cost savings from the restructuring discussed above. Mattel's goal is to create a premier online destination and E-commerce site to better serve children and their families. Mattel's strategy to reach this goal is premised on attracting consumers to its sites by bringing together the branded proprietary content of both Mattel and The Learning Company, Inc. at one "Mattel.com" Web destination. After the merger with The Learning Company, Inc., Mattel expects to have over 80 websites and a database of approximately 25 million consumers.

                Note:

                Forward-looking statements included in this release with respect to the financial condition, results of operations and business of the company, which include, but are not limited to sales levels, restructuring and integration charges, special charges, other non-recurring charges, costs savings, operating efficiencies and profitability, are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company's dependence on the timely development, introduction and customer acceptance of new products; significant changes in buying patterns of major customers; possible weaknesses of international markets; the impact of competition on revenues and margins; the company's ability to successfully integrate the operations of The Learning Company following its merger into the company; the effect of currency fluctuations on reportable income; unanticipated negative results of litigation, governmental proceedings or environmental matters; and other risks and uncertainties as may be detailed from time to time in the company's public announcements and SEC filings.

                         MATTEL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE
                                                          THREE MONTHS ENDED
                                                      --------------------------
                                                       MARCH 31,      MARCH 31,
(In thousands, except per share amounts)                 1999           1998
----------------------------------------              -----------    -----------
Net Sales                                             $   692,116    $   705,164
   Cost of sales                                          375,379        381,246
                                                      -----------    -----------
Gross Profit                                              316,737        323,918

   Advertising and promotion expenses                      92,051         98,081
   Other selling and administrative expenses              209,414        183,791
   Other expense, net                                       2,269            185
                                                      -----------    -----------
Operating Profit Before Amortization                       13,003         41,861
   Amortization of intangibles                             13,153          7,713
                                                      -----------    -----------
Operating (Loss) Profit                                      (150)        34,148
   Interest expense                                        24,858         16,392
                                                      -----------    -----------
(Loss) Income Before Income Taxes                         (25,008)        17,756
   (Benefit) provision for income taxes                    (7,152)         5,087
                                                      -----------    -----------
Net (Loss) Income                                         (17,856)        12,669
    Less: dividends on convertible preferred stock          1,990          1,990
                                                      -----------    -----------
Net (Loss) Income Applicable to Common Shares         $   (19,846)   $    10,679
                                                      ===========    ===========
    Net (Loss) Income Per Share - Basic (a)           $     (0.07)   $      0.04
                                                      ===========    ===========
Average Number of Common Shares
  Outstanding - Basic                                     286,153        293,048
                                                      ===========    ===========

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(a) The impact of amortization of intangibles, net of taxes, on (loss) income per share for the period ended March 1999 was $0.03 compared to $0.02 in 1998.

                         MATTEL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       MARCH 31,      MARCH 31,     DEC. 31,
(In thousands)                                           1999           1998          1998
--------------                                       -------------  -------------  ------------
ASSETS
   Cash                                               $    50,215   $    331,884   $  212,454
   Accounts receivable, net                               880,360        987,906      983,050
   Inventories                                            567,658        531,623      584,358
   Prepaid expenses and other current assets              290,673        251,397      277,948
                                                      -----------   ------------   ----------
      Total current assets                              1,788,906      2,102,810    2,057,810

   Property, plant and equipment, net                     733,535        602,793      736,457
   Other assets                                         1,454,893        738,191    1,467,898
                                                      -----------   ------------   ----------
      Total Assets                                    $ 3,977,334   $  3,443,794   $4,262,165
                                                      ===========   ============   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
   Short-term borrowings                             $    259,435  $      18,204  $   134,006
   Current portion of long-term liabilities                33,401         13,577       33,518
   Accounts payable and accrued liabilities               620,385        636,684      944,434
   Income taxes payable                                   175,535        134,284      205,253
                                                      -----------   ------------   ----------
      Total current liabilities                         1,088,756        802,749    1,317,211

   Senior notes                                           400,000        100,000      400,000
   Medium-term notes                                      540,500        520,500      540,500
   Long-term debt                                          42,856         54,089       43,007
   Other long-term liabilities                            148,953        126,210      141,249
   Stockholders' equity                                 1,756,269      1,840,246    1,820,198
                                                      -----------   ------------   ----------
      Total Liabilities and Stockholders' Equity      $ 3,977,334   $  3,443,794   $4,262,165
                                                      ===========   ============   ===========

                                  SIGNATURES
                                  ----------

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          MATTEL, INC.
                                          Registrant

                                          By: /s/ Robert Normile
                                             -------------------------
                                             Robert Normile
   Date: April 16, 1999                      Vice President and General Counsel
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